UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Wynn Resorts, Limited

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Filed by Wynn Resorts, Limited

Pursuant to Rule 14a-6(b)

of the Securities Exchange Act of 1934

Commission File No.: 000-50028

Wynn Resorts, Limited

April 14, 2015

Dear Fellow Stockholders,

We are writing to inform you about an important development regarding Wynn Resorts’ upcoming Annual Meeting of Stockholders. On April 10, 2015, Glass Lewis & Co. (“Glass Lewis”), a leading independent proxy advisory firm, issued a report recommending that Wynn Resorts stockholders vote “FOR” ALL Wynn Resorts’ director nominees, Mr. John J. Hagenbuch and Mr. J. Edward Virtue, on the WHITE proxy card at the Company’s Annual Meeting of Stockholders to be held on April 24, 2015.

This recommendation aligns with your Board’s view that the Company’s two highly-qualified director nominees are the best candidates to serve on the Board.

In the report, which supported Wynn Resorts’ nominees and rejected dissident Elaine Wynn, Glass Lewis stated1:

•	“Among other things, we believe the board successfully argues that the Dissident’s actions over recent periods -- which notably encompass the submission of litigation discovery requests on Wynn’s independent directors -- indicate that Ms. Wynn’s interests as a significant shareholder and active litigant have increasingly taken priority over her fiduciary duties to all investors.”

•	“…we do believe the board is successful in suggesting Ms. Wynn’s increasingly distinct interests as a shareholder of the Company have potentially impinged upon her ability or willingness to act solely as a fiduciary for independent investors.”

•	“[W]e believe there remains sufficient clarity around the impact of Ms. Wynn’s lawsuit on core board functions, which, in our view, is the issue of primacy here…. We believe this matter reflects very poorly on the benefits investors are likely to realize through Ms. Wynn’s continued access to -- and participation in -- the Wynn board room.”

•	“Given the totality of our concerns in this regard and the absence of what we would consider to be sound arguments that the board arrived at its present determination on questionable grounds, we believe Wynn investors should support the incumbent nominees at this time. Accordingly, we recommend shareholders vote FOR all management nominees.”

We are pleased that Glass Lewis recommends that Wynn Resorts stockholders vote on the WHITE proxy card. Glass Lewis’ endorsement reaffirms your Board’s recommendation that Wynn Resorts’ stockholders vote FOR the Company’s two highly-qualified director nominees, Messrs. Hagenbuch and Virtue.

[1]	Permission to use quotations was neither sought nor obtained.

As stated in the Company’s definitive proxy statement, over the coming year, the Corporate Governance Committee intends to search for new independent director candidates and, upon identifying suitable director candidates, expects to increase the Board’s size accordingly. Further, the Corporate Governance Committee intends to prioritize women and diverse candidates in its search, and will name one or more diverse directors to the Board by the end of 2015.

The Board urges stockholders to discard any gold card they receive from Ms. Elaine Wynn, as it is the Board’s view that Ms. Wynn’s actions both inside and outside of the Board room create conflicts of interest with her duties as a director.

YOUR VOTE IS IMPORTANT – VOTE THE WHITE CARD TODAY

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR MR. JOHN J. HAGENBUCH AND MR. J. EDWARD VIRTUE, THE TWO DIRECTOR NOMINEES NAMED IN THE COMPANY’S PROXY STATEMENT, AND ON THE OTHER MATTERS AS RECOMMENDED IN THE COMPANY’S PROXY STATEMENT. PLEASE VOTE THE WHITE PROXY CARD OR FOLLOW THE DIRECTIONS ON THE WHITE PROXY CARD TO VOTE YOUR SHARES.

The Board of Directors strongly urges you not to return or otherwise vote any gold proxy card sent to you by Ms. Elaine Wynn. If you have previously submitted a gold proxy card, you can revoke that proxy by using the enclosed WHITE proxy card to vote your shares today by telephone, by Internet or by signing, dating, marking and returning the enclosed WHITE proxy card. Only your latest-dated proxy will count. Whether or not you plan to attend the Annual Meeting, you are encouraged to cast your vote as promptly as possible by following the instructions on the WHITE proxy card. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through an intermediary, such as a bank, broker or other nominee, unless you provide voting instructions to such person, your shares will not be voted on most matters being considered at the Annual Meeting and your vote is therefore especially important.

Sincerely,

Robert J. Miller

Independent Presiding Director

Chairman, Nominating and Corporate Governance Committee

Wynn Resorts, Limited

If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the proxy solicitation:

D.F. King & Co., Inc. 48 Wall Street New York, New York 10005
Stockholders Call Toll-Free: (877) 732-3619
Banks and Brokers Call Collect: (212) 269-5550
Email: wynn@dfking.com